INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 15th day of January, 2013, by and between Reams Asset Management, a division of Scout Investment Advisors, Inc., with its principal place of business at 227 Washington Street, Columbus, IN 47201, (the “Sub-Advisor”), and SMI Advisory Services, LLC, an Indiana limited liability company located at 11135 West Baker Hollow Road, Columbus, IN 47201 (the “Advisor”).

WHEREAS, Valued Advisers Trust, a Delaware statutory trust located at 2960 N. Meridian St., Suite 300, Indianapolis, IN 46208 (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each series of the Trust specified in Schedule A hereto (each, a “Fund” and collectively, the “Funds”) has separate assets and liabilities; and

WHEREAS, the Advisor and the Sub-Advisor are each engaged in the business of rendering investment advice; and

WHEREAS, the Advisor and Sub-Advisor are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust on behalf of the Funds has retained the Advisor to render investment management services to each Fund pursuant to an Investment Advisory Agreement (each an “Investment Advisory Agreement”) approved by the Board of Trustees (the “Board”); and

WHEREAS, each Investment Advisory Agreement allows the Advisor to delegate certain of its responsibilities under the Investment Advisory Agreement to others; and

WHEREAS, the Advisor seeks to delegate certain of its responsibilities under the Investment Advisory Agreements to the Sub-Advisor pursuant to this Investment Sub-Advisory Agreement (the “Agreement”).

NOW, THEREFORE, WITNESSETH: That it is agreed among the parties hereto as follows:

1.	APPOINTMENT OF SUB-ADVISOR.

(a)	Acceptance. The Sub-Advisor is hereby appointed and the Sub-Advisor hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment adviser to that portion of each Fund’s portfolio designated by the Advisor (the “Portfolio”).

(b)	Independent Contractor. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Funds.

(c)	Sub-Advisor’s Representations. The Sub-Advisor represents, warrants and agrees that it has full power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. None of the execution, delivery or performance by the Sub-Advisor will violate any non-competition or other contract to which the Sub-Advisor is a party, or require any authorization, consent or approval of any third party.

The Sub-Advisor represents, warrants and agrees that it is registered as an adviser under the Advisers Act. The Sub-Advisor will promptly notify the Advisor of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

The Sub-Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Advisor and the Trust with a copy of such code of ethics. On at least an annual basis, the Sub-Advisor will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Advisor that the Sub-Advisor and its access persons have complied with the Sub-Advisor’s code of ethics with respect to the Portfolio, and (ii) identifying any material violations of the code of ethics which have occurred with respect to the Portfolio. Upon reasonable notice from and the reasonable request of the Advisor, the Sub-Advisor shall permit the Advisor, its employees and its agent to examine the reports required to be made to the Trust or the Advisor by the Sub-Advisor pursuant to Rule 17j-1 and all other records related to the Sub-Advisor’s code of ethics that are relevant to the Funds and this Agreement.

The Sub-Advisor has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Advisor, its employees, officers, and agents. Upon reasonable notice from, and the reasonable request of, the Advisor, the Sub-Advisor shall provide the Advisor with access to the records relating to such policies and procedures as they relate to the Portfolio. The Sub-Advisor will also provide, at the reasonable request of the Advisor, periodic certifications, in a form reasonably acceptable to the Advisor, attesting to such matters relating to such written policies and procedures as may be reasonable in order for the Advisor to satisfy its obligations to the Funds.

(d)	The Advisor’s Representations. The Advisor represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.

The Advisor further represents, warrants and agrees that it has the authority to appoint the Sub-Advisor to perform the duties under the terms of this Agreement.

The Advisor further represents and warrants that it has received a copy of Part II of the Sub-Advisor’s Form ADV.

The Advisor will provide the Sub-Advisor with each Fund’s most current prospectus and statement of additional information contained in the Trust’s registration statement filed with the Securities and Exchange Commission (collectively, the “Prospectus”) and the Trust’s Code of Ethics and instructions, policies and directions of the Trustees pertaining to the Advisor and the Funds, as currently in effect. The Advisor shall promptly furnish to the Sub-Advisor copies of all material amendments or supplements to the foregoing documents.

The Advisor will provide timely information to the Sub-Advisor regarding such matters as inflows to and outflows from each Fund and the cash requirements of, and cash available for investment in, each Fund.

The Advisor will timely provide the Sub-Advisor with copies of monthly accounting statements for each Fund, including, if available, separate monthly accounting statements for the Portfolio, and such other information as may be reasonably necessary or appropriate in order for the Sub-Advisor to perform its responsibilities hereunder.

(e)	Plenary authority of the Board of Trustees. The Sub-Advisor and Advisor both acknowledge that each Fund is a mutual fund that operates as a series of the Trust under the authority of the Trust’s Board of Trustees (the “Board of Trustees”).

2.	PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

Within the framework of the fundamental policies, investment objectives, and investment restrictions of each Fund as set forth in its Prospectus and Statement of Additional Information (“Investment Guidelines”), and subject to the supervision and review of the Advisor and the Board of Trustees, the Sub-Advisor shall have the sole and exclusive responsibility for the making of all investment decisions for the Portfolio, including purchase, retention and disposition of securities, in accordance with the Investment Guidelines.

With respect to the Sound Mind Investing Fund, as of the date of this Agreement approximately 40% of the Fund’s investable assets will be allocated to the Portfolio, and on each business day during the term of this Agreement the same percentage of the net cash derived from purchases, or required for redemptions, of Fund shares will normally be added to or withdrawn from the Portfolio; provided, however, that, with prior notice to the Sub-Advisor of not less than 3 business days, the Advisor has the right at any time to reallocate the portion of the Fund’s assets allocated to the Portfolio pursuant to this Agreement if the Advisor deems such reallocation appropriate.

For the purpose of complying with Rule 10f-3(a)(6)(ii), Rule 12d3-1(c)(3)(ii), Rule 17a-10(a)(2) and Rule 17e-1(d)(2) under the 1940 Act, the Sub-Advisor hereby agrees with respect to each Fund that: (i) with respect to transactions in securities or other assets for the Fund, it will not consult with any other sub-advisor to the Fund, or with any sub-advisor that is principal underwriter for the Fund or an affiliated person of such principal underwriter; (ii) with respect to transactions in securities or other assets for the Fund, it will not consult with any sub-advisor to a separate series of the Trust for which the Advisor serves as investment advisor (each an “SMI Fund”), or with any sub-advisor to an SMI Fund that is a principal underwriter to such SMI Fund or an affiliated person of such principal underwriter; and (iii) its responsibility in providing investment advisory services to the Fund shall be limited solely to that portion of the Fund’s portfolio designated by the Advisor. The Advisor will provide the Sub-Advisor with current information as to the identity of all such other sub-advisors to the Fund or to any other SMI Fund, and any such affiliated persons.

The Sub-Advisor will, at its own expense:

(a)	advise the Advisor in connection with investment policy decisions to be made by it regarding the Portfolio and, upon request, furnish the Advisor with research, economic and statistical data in connection with the Portfolio’s investments and investment policies for the Portfolio;

(b)	submit such reports and information as the Advisor or a Fund may reasonably request to assist Huntington National Bank, the Funds’ custodian (the “Custodian”), and Huntington Asset Services, administrator and fund accounting agent, in their determination of the market value of securities held in the Portfolio;

(c)	place orders for purchases and sales of portfolio investments for the Portfolio;

(d)	give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Portfolio;

(e)	maintain and preserve the records relating to its activities hereunder required by applicable law to be maintained and preserved by the Sub-Advisor, and the Sub-Advisor hereby agrees that all records which it maintains for the Funds are the property of the Funds and further agrees to surrender promptly to the Funds copies of any such records upon a Fund’s request;

(f)	as soon as practicable after the close of business each day but no later than 11:00 a.m. Eastern time the following business day, provide the Custodian with copies of trade tickets for each transaction effected for the Portfolio, and provide copies to the Advisor upon request, and promptly forward to the Custodian copies of all brokerage or dealer confirmations;

(g)	as soon as practicable (with 5 business days as the guideline) following the end of each calendar month or calendar quarter, provide the Advisor with written statements showing all transactions effected for the Portfolio during the month or quarter (as applicable), a summary listing all investments held in the Portfolio as of the last day of the month or calendar quarter (as applicable), and such other information relating to the Portfolio as the Advisor may reasonably request in connection with any accounting services that the Advisor or its agents provide for the Funds. Advisor acknowledges that Sub-Advisor and Custodian or the Funds’ accounting agent may use different pricing vendors, which may result in valuation discrepancies;

(h)	absent specific written instructions to the contrary provided to it by the Advisor, and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Portfolio in accordance with the Sub-Advisor’s proxy voting policy as most recently provided to the Advisor. The Sub-Advisor shall use its good faith judgment in a manner which it reasonably believes best serves the interests of each Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Portfolio. The Sub-Advisor’s obligations in the previous sentence are contingent upon its timely receipt of such proxy solicitation materials, which the Advisor shall cause to be forwarded to the Sub-Advisor. The Sub-Advisor further agrees that it will provide the Board of Trustees, as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format that shall comply with the 1940 Act. Upon reasonable request, the Sub-Advisor shall provide the Advisor with all proxy voting records relating to the Portfolio, including but not limited to those required by SEC Form N-PX. Upon request of the Advisor, the Sub-Advisor will also provide an annual certification, in a form reasonably acceptable to the Advisor, attesting to the accuracy and completeness of such proxy voting records;

(i)	inform the Advisor and the Board of Trustees of material changes in the Sub-Advisor’s corporate ownership, management team, investment strategy or tactics or key personnel who manage or service the Portfolio;

(j)	furnish to the Board of Trustees such information as may reasonably be necessary in order for such Trustees to evaluate this Agreement or any proposed amendments hereto for the purpose of casting a vote pursuant to Section 7 hereof;

(k)	notify the Advisor of any material changes in its equity ownership within a reasonable time prior to such changes; and

(l)	with respect to its activities under this Agreement, provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”)thereunder, and Rule 38a-1 of the 1940 Act. Such assistance shall include, but not be limited to, (i) certifying periodically, upon the reasonable request of the Trust, that the Sub-Advisor is in compliance with all applicable “federal securities laws,” as required by Rule 38a-1(e)(1) under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) facilitating and cooperating with required third-party audits arranged by the Trust to evaluate the effectiveness of the Sub-Advisor’s compliance controls; and (iii) providing the Trust’s chief compliance officer with direct access to the Sub-Advisor’s compliance personnel; (iv) providing the Trust’s Board of Trustees and chief compliance officer with such periodic reports as may be requested; and (v) promptly providing special reports to the Trust’s chief compliance officer in the event of compliance problems.

3.	ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Advisor specifically agrees that each Fund is responsible for the payment of:

(a)	brokerage commissions for transactions in the portfolio investments of the Portfolio and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

(b)	Custodian’s fees and expenses;

(c)	all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

(d)	interest payable on any Fund borrowings.

The Sub-Advisor specifically agrees that with respect to the operation of each Fund, the Sub-Advisor shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary for the performance of the Sub-Advisor’s duties under this Agreement, and (ii) the costs of any special Board of Trustees meetings or shareholder meetings convened for the primary benefit of the Sub-Advisor, including any expenses of a proxy solicitation required in order to continue this Agreement due to a change in control of the Sub-Advisor. Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Funds and the Advisor in the Investment Advisory Agreement or any other agreement to which they are parties.

4.	SUB-ADVISORY FEES.

For all of the services rendered with respect to the Portfolio as herein provided, the Advisor shall pay to the Sub-Advisor a fee (for the payment of which the Funds shall have no obligation or liability), based on the Current Net Assets of the Portfolio (as defined below), as set forth in Schedule A attached hereto and made a part hereof. Such fee shall be accrued daily and payable quarterly, as soon as practicable after the last day of each calendar quarter. In the case of termination of this Agreement with respect to a Fund during any calendar month, the fee accrued to, but excluding, the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, “Current Net Assets” shall mean the Portfolio’s net assets as of the most recent preceding day for which the Fund’s net assets were computed.

5.	PORTFOLIO TRANSACTIONS.

In connection with the investment and reinvestment of the assets of the Portfolio, the Sub-Advisor is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Portfolio and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Portfolio. The Sub-Advisor shall maintain records adequate to demonstrate compliance with the requirements of this section. Subject to the policies as the Board of Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Advisor shall have the right to follow a policy of selecting brokers who furnish brokerage and research services to the Funds or to the Sub-Advisor, and who charge a higher commission rate to the Funds than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. The Sub-Advisor shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Advisor or the Board of Trustees.

The Advisor authorizes and empowers the Sub-Advisor to direct the Custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of each Fund and to execute for each Fund as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Sub-Advisor shall select as provided above. The Sub-Advisor may, using such of the securities and other property in the Portfolio as the Sub-Advisor deems necessary or desirable, direct the Custodian to deposit for each Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Advisor deems desirable or appropriate. The Sub-Advisor shall cause all securities and other property purchased or sold with respect to the Portfolio to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities and other property of the Portfolio shall remain in the direct or indirect custody of the Custodian. The Sub-Advisor shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to effect such settlements.

The Sub-Advisor further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the account of the Portfolio, (ii) to deliver securities and other property against payment for the account of the Portfolio, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Advisor may designate, all consistent with the powers, authorities and limitations set forth herein. The Sub-Advisor shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Advisor except as expressly provided herein.

6.	LIABILITY; STANDARD OF CARE.

The Sub-Advisor, its affiliates, agents, directors and employees, shall be indemnified by the Advisor against all liabilities, losses or claims (including reasonable expenses arising out of defending such liabilities, losses or claims):

(a) arising from a Fund’s or the Advisor’s directions to the Sub-Advisor or Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder; or

(b) arising from the acts or omissions of the Advisor, the Custodian or a Fund, their respective affiliates, agents or employees;

except for any such liability or loss which is due to the negligence, willful misconduct, or bad faith of the Sub-Advisor, its affiliates, agents, directors and employees, or the Sub-Advisor’s reckless disregard of its duties and obligations hereunder. The Sub-Advisor shall also be without liability hereunder for any action taken or omitted by it in good faith and without negligence. In the absence of willful misconduct, bad faith, negligence or reckless disregard of the obligations or duties hereunder on the part of the Sub-Advisor, the Sub-Advisor shall not be subject to liability to the Trust, a Fund, any shareholder of a Fund, or the Advisor for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Portfolio. Notwithstanding the foregoing, U.S. federal and certain state securities laws impose liabilities under certain circumstances on persons who have acted in good faith and, therefore, nothing in this Agreement shall in any way constitute a waiver or limitation of any rights which the Trust, a Fund, any shareholder of a Fund, or the Advisor may have under any such U.S. federal or state securities laws.

The Sub-Advisor shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall comply with the Investment Guidelines of each Fund, as well as any compliance policies and procedures established by the Board of Trustees with respect to the Funds; in connection with the performance of this Agreement, shall act at all times in the best interests of each Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise.

The Sub-Advisor shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

8.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a) This Agreement shall go into effect with respect to each Fund as of the later of (i) the time the Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, or (ii) the date provided on the first page of this Agreement; provided it has also been approved by (A) the Board of Trustees, including a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (B) unless exempted pursuant to an applicable order by the Securities and Exchange Commission, by the vote of a majority of the outstanding voting securities of the Fund at the time of such effectiveness. This Agreement shall remain in effect with respect to each Fund for two years from the date of effectiveness, unless sooner terminated as hereinafter provided. Following the initial term, this Agreement shall continue in effect for additional periods not exceeding one (l) year so long as such continuation is approved at least annually by (i) the Board of Trustees, including a majority of the Independent Trustees, at an in-person meeting called for the purpose of voting on such approval, or (ii) the vote of a majority of the outstanding voting securities of the Fund. For purposes of this Agreement, the terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act;

(b) This Agreement may be terminated by the Trust on behalf of a Fund at any time without payment of any penalty, by the Board of Trustees, by the Advisor, or by vote of a majority of the outstanding voting securities of the applicable Fund without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Advisor, and by the Sub-Advisor upon sixty (60) days’ written notice to the Fund and the Advisor. In the event of a termination, the Sub-Advisor shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Advisor, transfer any and all books and records of the Fund maintained by the Sub-Advisor on behalf of the Fund;

(c) Unless otherwise agreed in writing by the Advisor and the Trust, this Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act; and

(d) This Agreement will also terminate with respect to a Fund in the event that the Fund’s Investment Advisory Agreement is terminated.

9.	SERVICES NOT EXCLUSIVE.

The services of the Sub-Advisor to the Funds are not intended to be exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub-Advisor and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients.

10.	AGGREGATION OF ORDERS.

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of securities for the Portfolio with those for other accounts managed by the Sub-Advisor or its affiliates. When a security proposed to be purchased or sold for the Portfolio is also to be purchased or sold for other accounts managed by the Sub-Advisor at the same time, the Sub-Advisor may aggregate such orders and shall allocate such purchases or sales on a pro-rata, rotating or other equitable basis so as to avoid any one account being systematically preferred over any other account.

11.	NO BORROWING.

The Sub-Advisor agrees that neither it nor any of its officers or employees shall borrow from a Fund or pledge or use a Fund’s assets in connection with any borrowing not directly for the Fund’s benefit. For this purpose, failure to pay any amount due and payable to a Fund for a period of more than thirty (30) days shall constitute a borrowing.

12.	AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

13.	NONPUBLIC PERSONAL INFORMATION.

Notwithstanding any provision herein to the contrary, the Sub-Advisor hereby agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Funds (a) all records and other information relative to each Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Advisor. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities. The Advisor acknowledges and understands that all books and records of the Sub-Advisor are subject to inspection and copying by the Securities and Exchange Commission.

14.	ANTI-MONEY LAUNDERING COMPLIANCE.

The Sub-Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy, a current copy of which has been provided to the Sub-Advisor. The Sub-Advisor agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Advisor, now and in the future. The Sub-Advisor further agrees to provide to the Trust and/or the Funds’ administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Sub-Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

15.	INDEPENDENT CONTRACTOR

The Sub-Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so herein or in a separate writing, have no authority to act for or represent the Advisor, the Trust or a Fund in any way, or in any way be deemed an agent of the Advisor, the Trust or a Fund.

16.	NOTICES.

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

ADVISOR:	SMI Advisory Services, LLC
11135 West Baker Hollow Road
Columbus, IN 47201
Attn: Fred Beerwart
Phone: 812-376-7320
Fax: 800-910-3651

SUB-ADVISOR:	Reams Asset Management
227 Washington Street
Columbus, IN 47202
Attn: David B. McKinney
Phone: 812.372.6606
Fax:812.376.3137

FUND:	Valued Advisers Trust
c/o Huntington Asset Services, Inc.
2960 North Meridian Street, Suite 300
Indianapolis, IN 46208
Attn: Vice President Legal, Compliance & Risk
Phone: 317.917.7030
Fax: 877.298.5086

with a copy to counsel:

THE LAW OFFICES OF JOHN H. LIVELY & ASSOCIATES, INC.
11300 Tomahawk Creek Parkway, Suite 310
Leawood, KS 66211
Attn: John H. Lively, Esq.
Phone: 913.660.0778
Fax: 913.660.9157

17.	GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

18.	ASSIGNMENT.

This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

SMI ADVISORY SERVICES, LLC

By:	/s/ Fred Beerwart
Name:	Fred Beerwart
Title:	Chief Compliance Officer

REAMS ASSET MANAGEMENT, A DIVISION OF SCOUT INVESTMENT ADVISORS, INC.

By:	/s/ David B. McKinney
Name:	David B. McKinney
Title:	President

SCHEDULE A

FEES

Name of Fund	Annual Fee Rate
Sound Mind Investing Balanced Fund	0.20 % of average Current Net Assets of the Portfolio allocated to Fixed Income.

SMI Dynamic Allocation Fund	0.20 % of average Current Net Assets of the Portfolio allocated to individual Fixed Income securities (this excludes bond funds).

0.01% of average Current Net Assets of the Portfolio allocated to Cash and Cash equivalents, when the Sub-Advisor is instructed to manage these assets.